Exhibit 99.1

COLONY CAPITAL ANNOUNCES SECOND QUARTER 2019 FINANCIAL RESULTS AND
STRATEGIC ASSET REVIEW UPDATE

Los Angeles, CA, August 9, 2019 - Colony Capital, Inc. (NYSE:CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced its financial results for the second quarter ended June 30, 2019 and the Company’s Board of Directors declared a third quarter 2019 cash dividend of $0.11 per share to holders of Class A and Class B common stock.

Second Quarter 2019 Financial Results and Highlights

•
Second quarter 2019 U.S. GAAP net loss attributable to common stockholders was $(468.9) million, or $(0.98) per share and Core FFO was $57.1 million, or $0.11 per share; and for the six months ended June 30, 2019, U.S. GAAP net loss attributable to common stockholders was $(571.0) million, or $(1.19) per share and Core FFO was $104.8 million, or $0.20 per share

•
U.S. GAAP net loss included impairments and provision for loan losses totaling $353.1 million for the Company's share, including: (i) a $227.9 million noncash write-down of the carrying value of the Company's 48 million shares of Colony Credit Real Estate, Inc. (NYSE:CLNC) to a value based on CLNC’s closing stock price of $15.50 on June 28, 2019, the last trading day of the second quarter, required under generally accepted accounting principles as a result of the prolonged period of time in which the carrying value of the Company's CLNC shares has exceeded CLNC share trading prices; (ii) $47.0 million for the Company's share of impairments and provision for loan losses incurred by CLNC; and (iii) $78.2 million of impairments and provision for loan losses in other segments

•
Excluding net investment losses of $17.2 million primarily related to investments in Other Equity and Debt and CLNC, Core FFO was $74.3 million, or $0.14 per share; and for the six months ended June 30, 2019, excluding net investment losses of $44.9 million, Core FFO was $149.7 million, or $0.29 per share

•	The Company’s Board of Directors declared and paid a second quarter 2019 dividend of $0.11 per share to holders of Class A and B common stock

•
Completed the planned sales and/or monetization of $189 million of assets within the Other Equity and Debt segment resulting in net equity proceeds of $166 million; and for the six months ended June 30, 2019, $379 million of assets within the Other Equity and Debt segment were sold or monetized resulting in net equity proceeds of $259 million

•
Refinanced $1.725 billion in healthcare debt, which was scheduled to mature in December 2019, through an equity contribution by the Company of $175 million for its share; upon receipt of proceeds from certain assets that were previously encumbered by this loan and are under contract to be sold, the Company's equity contribution is expected to decrease to approximately $90 million

•
This refinancing, along with previously completed refinancing transactions earlier this year, addresses four of the six healthcare loans maturing in 2019, or 87% of consolidated outstanding principal balances; the remaining two healthcare loans are expected to be refinanced or otherwise resolved by year-end

•	Completed the acquisition of Abraaj Group’s private equity platform in Latin America, which has been renamed Colony Latam Partners and manages approximately $574 million of AUM

•
Digital Colony entered into a definitive agreement to acquire Zayo Group Holdings, Inc., a leading provider of communications infrastructure services, for $14.3 billion with a co-sponsor and the transaction has received shareholder approval; separately Digital Colony completed the acquisition of Cogeco Peer 1, a leading Canadian provider of colocation, network connectivity and managed services through its substantial fiber and data center assets, for C$720 million

•
As part of our ongoing strategic review, described in more detail herein, the Company engaged advisors to market its light industrial portfolio consisting of approximately 450 properties and approximately 60 million square feet of space; the Company expects to generate a significant gain given the current strength in the industrial investment sales market; assets and liabilities of the Industrial segment are presented as held for sale on the balance sheet, and all revenues, costs and expenses are combined on the income statement under the category of discontinued operations

•	Opened a Singapore office as another base for future capital raising in Asia

•	Subsequent to the second quarter 2019:

•
Acquired Digital Bridge Holdings, LLC ("DBH"), the premier investment manager dedicated to the next generation of mobile and internet connectivity, for $325 million as part of the Company's strategic initiative to become the leading platform for digital infrastructure and real estate, while also paving the way for leadership succession plans in which Marc C. Ganzi, a founder and Chief Executive Officer of Digital Bridge, and a Managing Partner and an Investment Committee Member of

Digital Colony, will become the CEO of the Company, following a transition period ending no sooner than December 31, 2020, succeeding Thomas J. Barrack, Jr., who will then return to the sole position of Executive Chairman

•
NorthStar Realty Europe Corp. (NYSE:NRE) entered into a definitive agreement to be acquired for an estimated $17.03 per share, which will result in the sale of the Company’s 11% equity interest in NRE, together with the termination of the Company’s management agreement with NRE for consideration of $70 million, inclusive of incentive fees paid and due to the Company

•
Held the first closing of its fifth global real estate credit fund (the “Global Credit Fund”) with total capital commitments of $428 million, inclusive of capital commitments of $121 million from certain subsidiaries of the Company, which may decrease to no less than 5% of total commitments from total third party commitments to the Global Credit Fund

•
Formed a strategic joint venture with California Resources Corporation (NYSE: CRC) through the Company’s energy investment management arm Colony HB2 Energy, which committed to fund $320 million for the development of CRC’s flagship Elk Hills field; a substantial portion of this investment is expected to be syndicated to third-party investors

•
Achieved approximately two-thirds of the expected total $50 to $55 million ($45 to $50 million on a cash basis) of the previously announced annual compensation and administrative cost savings on a run rate basis through various initiatives including the reduction of more than 10% of the Company's headcount since the date the restructuring was announced

•	As of August 6, 2019, the Company had approximately $390 million of liquidity through availability under its revolving credit facility and cash-on-hand
For more information and a reconciliation of net income/(loss) to common stockholders to Core FFO and/or NOI, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

Strategic Asset Review Update
As part of a comprehensive review undertaken by management together with our Strategic Asset Review Committee and an independent advisor, which was unanimously supported by the Company’s Board of Directors, the Company has undertaken certain strategic initiatives intended to build on core investment management competencies while focusing on high-growth businesses. A key component of this strategic evolution was the Company’s recent acquisition of DBH, a leading investment manager of digital infrastructure investments dedicated to the next generation of mobile and internet connectivity, which also addresses CEO succession plans. These previously announced and/or completed initiatives also include the anticipated termination of the Company’s management agreement with NRE in connection with the pending sale of the company, a corporate restructuring and reorganization plan that is on track with its cost savings objectives, the stabilization of the healthcare portfolio’s capital structure, the acquisition of a high growth Latin American private equity platform, and the formation of investment management platforms addressing innovative energy investments and a data-driven REIT public securities platform.

Additionally, the Company has engaged advisors to market the Company’s multi-billion dollar industrial portfolio for sale, which may include the related management platform. There has been significant appreciation in the value of our industrial portfolio driven by favorable operating fundamentals and strong investor demand for light industrial assets. As a result, a sale of the industrial portfolio may yield a price higher than the value that may be ascribed by the market to the industrial portfolio as part of the Company's overall valuation. The Company is seeking to complete a sale by the end of 2019, however, no assurances can be made that a sale can be completed within the timeframe contemplated, or at all. In addition, the Company continues to monetize non-strategic Other Equity and Debt investments and other non-core assets to generate liquidity and simplify the business. With these anticipated proceeds, the Company may redeploy a portion of the proceeds into higher total return strategies (e.g. digital infrastructure, emerging markets and energy) and may further consider the reduction of corporate leverage.

Second Quarter 2019 Operating Results and Investment Activity by Segment
Colony Capital holds investment interests in six reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; CLNC; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of June 30, 2019, the consolidated healthcare portfolio consisted of 413 properties: 192 senior housing properties, 108 medical office properties, 99 skilled nursing facilities and 14 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of June 30, 2019. The healthcare portfolio earns rental income from our senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, we also earn resident fee income from senior housing properties that are managed by operators under a REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure.

During the second quarter 2019, this segment’s net loss attributable to common stockholders was $(58.6) million, Core FFO was $11.8 million and consolidated NOI was $77.1 million. Net loss included $36.9 million of impairments related to assets under contract to be sold, including certain assets that were previously encumbered by the $1.725 billion consolidated healthcare loan. Impairments are added back to the Company's net income (loss) to calculate FFO and Core FFO. Net loss and Core FFO included $5 million, $3 million CLNY OP share, of refinancing related expenses not capitalized in connection with the $1.725 billion consolidated fixed rate mortgage loan refinancing. In the second quarter 2019, healthcare same store portfolio sequential quarter to quarter comparable net operating income increased 1.2% and compared to the same period last year, second quarter 2019 same store net operating income was flat. The sequential quarter to quarter increase in net operating income was partially due to a certain one-time benefit within Skilled Nursing Facilities and a true up within Medical Office Buildings offset by continued occupancy and rate challenges within Senior Housing - Operating. On a year over year basis, net operating income was flat overall with one-time benefits within Skilled Nursing Facilities offset by higher operating expenses within Senior Housing - Operating. The healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 413 properties in the comparisons. Properties acquired or disposed during these periods are excluded for the same store portfolio and same store results exclude certain non-recurring uncollectible rent.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI		Occupancy %(2)		TTM Lease Coverage(3)
($ in millions)	Q2 2019	Q2 2019	Q2 2019	Q1 2019	Q2 2019	Q1 2019	3/31/19	12/31/18
Senior Housing - Operating	$16.4	$11.7	$16.4	$17.3	84.8%	86.7%	N/A	N/A
Medical Office Buildings (MOB)	13.5	9.6	13.5	12.4	82.3%	82.4%	N/A	N/A
Triple-Net Lease:
Senior Housing	15.3	10.8	15.3	15.4	80.9%	82.1%	1.3x	1.3x
Skilled Nursing Facilities(4)	26.9	19.1	26.9	25.7	83.3%	82.4%	1.2x	1.2x
Hospitals	5.0	3.5	5.0	5.4	63.4%	58.5%	2.4x	2.3x
Healthcare Total	$77.1	$54.7	$77.1	$76.2
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(1)	CLNY OP Share NOI represents second quarter 2019 Consolidated NOI multiplied by CLNY OP’s ownership interest as of June 30, 2019.

(2)
Occupancy % for Senior Housing - Operating represents average during the presented quarter, for MOB’s represents as of last day in the quarter and for other types represents average during the prior quarter.

(3)	Represents the ratio of the tenant’s/operator’s EBITDAR to cash rent payable to the Company’s Healthcare Real Estate segment on a trailing twelve month basis.

(4)	Second quarter 2019 NOI included $0.9 million of consolidated or $0.7 million CLNY OP share of a one-time recovery of uncollectible rents in the skilled nursing facilities portfolio.

Asset Dispositions and Financing
During the second quarter 2019, the Company refinanced an aggregate $1.784 billion of consolidated, or $1.265 billion CLNY OP share, of debt in the Healthcare Real Estate segment, including a $1.725 billion consolidated fixed rate mortgage loan, which was scheduled to mature in December 2019. The $1.725 billion loan was refinanced with an interest-only loan with a consolidated outstanding balance of $1.515 billion, a five year term (inclusive of three one-year extension options) and a blended interest rate of one-month LIBOR plus 3.33%. The Company and its joint venture partners contributed new equity of $250 million, which is expected to decrease to approximately $131 million, or $90 million CLNY OP share, upon receipt of proceeds from certain assets that were previously encumbered by the $1.725 billion loan and are under contract to be sold.

Industrial Real Estate
As of June 30, 2019, the consolidated light industrial portfolio consisted of 446 light industrial buildings totaling 55.7 million rentable square feet across 26 major U.S. markets and was 92% leased. The Company’s equity interest in the consolidated light industrial portfolio was approximately 34% as of June 30, 2019 and March 31, 2019. Total third-party capital commitments in the light industrial portfolio were approximately $1.7 billion compared to cumulative balance sheet contributions of $749 million as of June 30, 2019. The light industrial portfolio is composed of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets generally targeting multi-tenanted warehouses less than 250,000 square feet.

As of June 30, 2019, the consolidated bulk industrial portfolio consisted of six bulk industrial buildings totaling 4.2 million rentable square feet across five major U.S. markets and was 67% leased. The Company's equity interest in the consolidated bulk industrial portfolio was approximately 51%, or $72 million, with the other 49% owned by third-party capital, which is managed by the Company's industrial operating platform.

The Company owns a 100% interest in the related industrial operating platform, which manages both the light and bulk industrial assets.

During the second quarter 2019, this segment’s net loss attributable to common stockholders was $(3.1) million, Core FFO was $11.9 million and consolidated NOI was $62.2 million. In the second quarter 2019, light industrial same store portfolio sequential quarter to quarter comparable rental revenue increased 0.5% and net operating income increased 0.9%. Compared to the same period last year, second quarter 2019 light industrial same store rental revenue increased 1.5% and net operating income increased 0.9%, primarily due to an increase in contractual rental revenue offset by higher repairs and maintenance expenses. The Company’s light industrial same store portfolio consisted of 312 buildings. The same store portfolio is defined once a year at the beginning of the current calendar year and includes buildings that were owned and stabilized throughout the entirety of both the current and prior calendar years. Properties acquired or disposed of after the same store portfolio is determined are excluded. Stabilized properties are defined as properties owned for more than one year or are greater than 90% leased. Same store NOI excludes lease termination fee revenue.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI (1)	Consolidated NOI		Leased %(2)
($ in millions)	Q2 2019	Q2 2019	Q2 2019	Q1 2019	6/30/19	3/31/19
Light Industrial	$59.2	$19.9	$42.3	$41.9	94.6%	95.1%
Bulk Industrial(3)	3.0	1.5	N/A	N/A	N/A	N/A
Total Industrial	$62.2	$21.4	N/A	N/A	N/A	N/A
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(1)	CLNY OP Share NOI represents second quarter 2019 Consolidated NOI multiplied by CLNY OP’s ownership interest as of June 30, 2019.

(2)	Leased % as of the reported date represents square feet under executed leases, some of which may not have taken occupancy.

(3)
Same store results are not presented for the Bulk Industrial portfolio which was acquired in the first quarter 2019 and included partial quarter financial results for the period of February 27, 2019 to March 31, 2019.

Held for Sale
As of June 30, 2019, the industrial segment met the criteria as held for sale and discontinued operations. Accordingly, for all prior periods presented, the related assets and liabilities were reclassified as assets and liabilities held for sale on the consolidated balance sheets and the related operating results were reclassified as income from discontinued operations on the consolidated statement of operations. Additional fundraising is currently on hold given the ongoing sale process.

Hospitality Real Estate
As of June 30, 2019, the consolidated hospitality portfolio consisted of 164 properties: 94 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of June 30, 2019. The hospitality portfolio consists primarily of premium branded select service hotels and extended stay hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands. The select service hospitality portfolio referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the second quarter 2019, this segment’s net loss attributable to common stockholders was $(3.3) million, Core FFO was $35.8 million and consolidated NOI before FF&E Reserve was $82.7 million. Compared to the same period last year, second quarter 2019 hospitality same store portfolio revenue decreased (0.6)% and NOI before FF&E Reserve decreased (3.1)%, primarily due to a combination of (i) weaker corporate travel demand, (ii) the presence of new supply in certain markets and (iii) increased labor and property tax expenses. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter to quarter revenue and NOI before FF&E Reserve result comparisons are not meaningful. The hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 164 hotels.

The following table presents NOI before FF&E Reserve and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNY OP Share	Consolidated				Avg. Daily Rate		RevPAR(3)
	NOI before FF&E Reserve(1)	NOI before FF&E Reserve(2)	NOI before FF&E Reserve		Occupancy %(4)		(In dollars)(4)		(In dollars)(4)
($ in millions)	Q2 2019	Q2 2019	Q2 2019	Q2 2018	Q2 2019	Q2 2018	Q2 2019	Q2 2018	Q2 2019	Q2 2018
Marriott	$64.0	$60.4	$63.6	$65.7	77.5%	78.5%	$132	$131	$102	$103
Hilton	14.2	13.4	14.2	14.8	82.1%	83.9%	135	135	110	113
Other	4.5	4.2	4.5	4.4	87.4%	86.3%	141	138	123	119
Total/W.A.	$82.7	$78.0	$82.3	$84.9	78.7%	79.8%	$133	$132	$105	$106
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(1)	Second quarter 2019 consolidated FF&E reserve was $10.0 million.

(2)	CLNY OP Share NOI before FF&E Reserve represents second quarter 2019 Consolidated NOI before FF&E Reserve multiplied by CLNY OP’s ownership interest as of June 30, 2019.

(3)	RevPAR, or revenue per available room, represents a hotel's total guestroom revenue divided by the room count and the number of days in the period being measured.

(4)	For each metric, data represents average during the presented quarter.

Asset Dispositions
During the second quarter 2019, the Hospitality Real Estate segment disposed of three non-core hotels for $22 million.

Colony Credit Real Estate, Inc. (“CLNC”)
Colony Credit Real Estate, Inc. is a commercial real estate credit REIT, externally managed by the Company, with $5.8 billion in assets and $2.6 billion in GAAP book equity value as of June 30, 2019. The Company owns 48.0 million shares and share equivalents, or 36%, of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity (as defined in the CLNC management agreement) and an incentive fee of 20% of CLNC’s Core Earnings over a 7% hurdle rate. During the second quarter 2019, this segment’s net loss attributable to common stockholders was $(251.8) million and Core FFO was $13.2 million. Net loss included a $227.9 million noncash write-down of the carrying value of the Company's 48 million shares of CLNC to a value based on CLNC’s closing stock price of $15.50 on June 28, 2019, the last trading day of the second quarter. This write-down was required under generally accepted accounting principles as a result of the prolonged period of time in which the carrying value of the Company's CLNC shares has exceeded CLNC share trading prices. In addition, net loss included $47.0 million for CLNY OP's share of impairments and provision for loan losses incurred by CLNC. The $227.9 million noncash write-down by the Company is independent of CLNC's financial reporting and is added back in the calculation of CLNY’s Core FFO. CLNY’s Core FFO pickup from CLNC represents a 36% share of CLNC's Core Earnings, which included our share of CLNC's loss of $5.3 million resulting primarily from the foreclosure of a loan collateralized by a U.S. retail property. This loss was anticipated in the fourth quarter of 2018, when CLNC recorded a related loan loss provision. Please refer to the CLNC's earnings release and financial supplemental furnished on Form 8-K and its Quarterly Report on Form 10-Q filed with the SEC for additional detail.

Other Equity and Debt
The Company owns a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include our 11% interest in NorthStar Realty Europe Corp. (NYSE: NRE) and other investments for which the Company acts as a general partner and/or manager (“GP Co-Investments”) and receives various forms of investment management economics on the related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including other real estate equity including the THL Hotel Portfolio and the Company’s interest in Albertsons; real estate debt; net leased assets; and multiple classes of commercial real estate (“CRE”) securities. During the second quarter 2019, this segment’s aggregate net loss attributable to common stockholders was $(5.8) million and Core FFO was $16.2 million. Net loss included $9.6 million of impairments primarily related to a real estate portfolio in the United Kingdom and $10.8 million of provision for loan losses on certain loans. Impairments are added back to the Company's net income (loss) to calculate

FFO and Core FFO. Core FFO included $11.9 million of net investment losses primarily from losses on sale of and provision for loan losses on certain Other Equity & Debt investments.

As of June 30, 2019, the undepreciated carrying value of assets and equity within the Other Equity and Debt segment were $3.1 billion and $1.8 billion, respectively.

	CLNY OP Share
	Undepreciated Carrying Value
	June 30, 2019		March 31, 2019
($ in millions)	Assets	Equity	Assets	Equity
Strategic:
GP co-investments	$1,176	$707	$1,197	$724
Interest in NRE	87	87	88	88
Strategic Subtotal	1,263	794	1,285	812

Non-Strategic:
Other Real Estate Equity & Albertsons	1,285	596	1,372	704
Real Estate Debt	274	274	290	290
Net Lease Real Estate Equity	184	77	182	74
CRE Securities and Real Estate Private Equity Funds	67	67	70	70
Non-Strategic Subtotal	1,810	1,014	1,914	1,138
Total Other Equity and Debt	$3,073	$1,808	$3,199	$1,950

Other Equity and Debt Segment Asset Dispositions
During the second quarter 2019, the Company sold or received payoffs in aggregate of $189 million with net equity proceeds of $166 million from various investments, including $46 million from the GP co-investments category, $117 million from the Other Real Estate Equity category, and an aggregate $3 million in the Real Estate Debt and Real Estate Private Equity Funds categories.

Subsequent to the second quarter 2019, NRE entered into a definitive agreement to be acquired for an estimated $17.03 per share. Upon closing, the Company is expected to receive proceeds of approximately $96 million for its 11% equity interest in NRE. For more information, please refer to the preliminary proxy statement that was filed with the SEC by NRE on August 1, 2019.

Subsequent to the second quarter 2019, the Company sold a portfolio of U.S. multi-tenant office properties which will result in a Core FFO loss of approximately $40 million. This loss was anticipated in the fourth quarter of 2018, when the Company recorded a related impairment, which was added back to the Company's net income (loss) to calculate Core FFO in the fourth quarter of 2018.

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end private funds, and traded and non-traded real estate investment trusts. As of June 30, 2019, the Company had $28.6 billion of third-party AUM compared to $28.8 billion as of March 31, 2019. As of June 30, 2019, Fee-Earning Equity Under Management (“FEEUM”) was $18.0 billion compared to $17.8 billion as of March 31, 2019. The increase in FEEUM was primarily attributable to the acquisition of Colony Latam Partners partially offset by the sale of Steelwave, LLC and other asset sales. During the second quarter 2019, this segment’s aggregate net income attributable to common stockholders was $4.4 million and Core FFO was $35.0 million. Net income included a $19.9 million impairment as a result of a termination of future capital commitments to Colony S2K, the Company's broker-dealer joint venture. This write-down was added back to the Company's net income (loss) to calculate FFO and Core FFO.

Digital Bridge Holdings
On July 25, 2019, the Company, acquired DBH for $325 million as part of the Company’s strategic initiative to become a leading owner and investment manager of assets, businesses, and investment management products in which the digital and real estate frontiers intersect. DBH manages nearly $20 billion of digital infrastructure globally, directly and through Digital Colony Partners, and pro forma for Digital Colony Partners’ pending Zayo Group Holdings, Inc. transaction, which has received shareholder approval. Combining this portfolio with the Company’s footprint, the merged firm will manage approximately $60 billion of assets.

The combination of the two companies also paves the way for the Company’s leadership succession plans, which will be implemented over approximately 18 to 24 months. Following a transition period, Marc C. Ganzi, a founder and Chief Executive Officer of Digital Bridge, and a Managing Partner and an Investment Committee Member of Digital Colony, will become the CEO of the Company, succeeding Thomas J. Barrack, Jr., who will return to the position of Executive Chairman. For more information, please refer to the Company's press release announcing this transaction on July 25, 2019 and the Form 8-K filed by the Company with the SEC on July 30, 2019.

Colony Latam Partners
During the second quarter 2019, the Company acquired the Abraaj Group’s private equity platform in Latin America, which has been renamed Colony Latam Partners and will continue to be headed by its senior management team, led by Miguel Olea, Hector Martinez, Gerardo Mendoza and Eduardo Cortina. Colony Latam Partners manages approximately $574 million of AUM and $509 million of FEEUM and has made 22 investments across Latin America since its establishment in 2006.

NRE Termination
Upon closing of the sale of NRE, the Company’s management agreement with NRE will terminate and the Company is estimated to receive a balance of $65 million from the negotiated $70 million overall termination fee (after a $5 million incentive fee was paid to the Company in the second quarter of 2019). The $65 million balance is estimated to be split between a $44 million termination fee and $20 million incentive fee, which will be subject to taxes and/or incentive fee compensation.

Energy Strategic Joint Venture
Subsequent to the second quarter 2019, the Company formed a strategic joint venture with CRC through the Company’s energy investment management arm Colony HB2 Energy, which committed to fund $320 million for the development of CRC’s flagship Elk Hills field; a substantial portion of this investment is expected to be syndicated to third-party investors.

Global Credit Fund
On July 29, 2019, the Company, through wholly-owned subsidiaries of its operating company, Colony Capital Operating Company, LLC (“OP”), held the first closing of its fifth global real estate credit fund (“Global Credit Fund”), a United States dollar and Euro denominated fund structure primarily focused on opportunistic credit investments in Europe. The Global Credit Fund has total capital commitments of approximately $428 million (€384 million), inclusive of capital commitments of approximately $121 million (€109 million) by certain wholly-owned subsidiaries of the OP (“Sponsor Commitment”). The general partner of the Global Credit Fund may reduce the Sponsor Commitment to no less than 5% of total commitments from total partner commitments to the Global Credit Fund.

Assets Under Management (“AUM”)
As of June 30, 2019, the Company had $43 billion of AUM:

	June 30, 2019		March 31, 2019
($ in billions)	Amount	% of Grand Total	Amount	% of Grand Total

Balance Sheet (CLNY OP Share):
Healthcare	$3.9	9.0%	$3.9	9.0%
Industrial	1.7	3.9%	1.6	3.7%
Hospitality	3.9	9.0%	3.9	9.0%
Other Equity and Debt	3.1	7.2%	3.2	7.4%
CLNC(1)	2.1	4.8%	2.0	4.6%
Balance Sheet Subtotal	14.7	33.9%	14.6	33.7%

Investment Management:
Institutional Funds	10.2	23.6%	9.9	22.7%
Retail Companies	3.4	7.9%	3.5	8.1%
Colony Credit Real Estate (NYSE:CLNC)(2)	3.7	8.5%	3.5	8.1%
NorthStar Realty Europe (NYSE:NRE)(3)	1.5	3.5%	1.6	3.7%
Non-Wholly Owned REIM Platforms(4)	9.8	22.6%	10.3	23.7%
Investment Management Subtotal	28.6	66.1%	28.8	66.3%

Grand Total	$43.3	100.0%	$43.4	100.0%
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(1)	Represents the Company’s 36% ownership share of CLNC’s total pro-rata share of assets of $5.8 and $5.5 billion as of June 30, 2019 and March 31, 2019, respectively.

(2)	Represents third-party 64% ownership share of CLNC’s total pro-rata share of assets of $5.8 and $5.5 billion as of June 30, 2019 and March 31, 2019, respectively.
(3) The Company entered into an agreement with NRE to terminate the management agreement. Upon termination, NRE will make a termination payment to the Company of $70 million, less any incentive fee paid by NRE to the Company through termination.

(4)	REIM: Real Estate Investment Management

Liquidity and Financing
During the second quarter 2019, the Company amended certain terms of its corporate credit facility agreement including a reduction of aggregate revolving commitments from $1 billion to $750 million and a reduction in the minimum permitted EBITDA plus lease expenses to fixed charges covenant ("FCCR") from 1.50 to 1.00 to 1.30 to 1.00 effective for the fiscal quarter ended March 31, 2019 and going forward. In the event FCCR is between 1.50 and 1.30 to 1.00, the borrowing base formula will be discounted by 10%. No other material terms of the corporate credit facility agreement were changed. Please refer to the Company's Form 8-K filed with the SEC on April 11, 2019 for additional detail to the amendment.

As of August 6, 2019, the Company had an outstanding balance of $366 million on its revolving credit facility, resulting in approximately $390 million of liquidity through availability under its revolving credit facility and cash-on-hand.

$2 Billion Notional Interest Rate Swap
In connection with the merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., the Company assumed a $2 billion notional interest rate swap intended to hedge against future interest rate increases of certain Healthcare mortgage debt at a breakeven 10-year swap rate of 3.394%. This swap does not qualify for hedge accounting; therefore, unrealized gains (losses) resulting from mark-to-market value changes at the end of each reporting period are recognized in earnings but do not affect Core FFO. This swap is currently out of the money and is subject to margin calls at a mark-to-market liability in excess of $160 million. The swap expires in December 2019 with a mandatory cash settlement at mark-to-market value (receivable to the Company if the 10-year swap rate is greater than 3.394% and a liability of the Company if the 10-year swap rate is lower than 3.394%) and can be terminated by the Company any time prior to expiration at mark-to market value. As of June 30, 2019, the mark-to-market value of the swap liability was $272 million, resulting in an unrealized GAAP loss in the second quarter 2019 of $87 million. As of August 6, 2019, the mark-to-market value of the swap liability was $344 million.

Common Stock and Operating Company Units
As of August 6, 2019, the Company had 487.7 million shares of Class A and B common stock outstanding and the Company’s operating partnership had 52.7 million operating company units outstanding held by members other than the Company or its subsidiaries, which includes 21.5 million operating company units issued on July 25, 2019 as part of the consideration for the acquisition of Digital Bridge Holdings.

As of August 6, 2019, the Company had $247 million remaining under its share repurchase program.

Common and Preferred Dividends
On May 7, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share to holders of Class A and Class B common stock for the second quarter of 2019, which was paid on July 15, 2019 to respective stockholders of record on June 28, 2019. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on August 15, 2019 to the respective stockholders of record on August 9, 2019 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends were paid on July 15, 2019 to the respective stockholders of record on July 10, 2019.

On August 6, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share to holders of Class A and Class B common stock for the third quarter of 2019, which will be paid on October 15, 2019 to respective stockholders of record on September 30, 2019. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on November 15, 2019 to the respective stockholders of record on November 8, 2019 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends to be paid on October 15, 2019 to the respective stockholders of record on October 10, 2019.

Non-GAAP Financial Measures and Definitions
Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at June 30, 2019. AUM further includes a) uncalled capital commitments and b) includes the Company’s pro-rata share of each affiliate non wholly-owned real estate investment management platform’s assets as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNY Operating Partnership (“CLNY OP”)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include the co-sponsored digital real estate infrastructure vehicle, RXR Realty LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) extraordinary items, as defined by GAAP; (ii) gains and losses from sales of depreciable real estate; (iii) impairment write-downs associated with depreciable real estate; (iv) gains and losses from a change in control in connection with interests in depreciable real estate or in-substance real estate, plus (v) real estate-related depreciation and amortization; and (vi) including similar adjustments for equity method investments. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, equity method investments, as well as equity and debt securities, as applicable.

The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses on interest rate and foreign currency hedges, and foreign currency remeasurements; (viii) acquisition and merger related transaction costs; (ix) merger integration and restructuring costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate depreciation and amortization; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) and NorthStar Realty Europe (NYSE: NRE) represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. CLNC’s Core Earnings reflect adjustments to GAAP net income to exclude impairment of real estate and provision for loan losses. Such impairment and losses may ultimately be realized, in part or in full, upon a sale or monetization of the related asset or loan and such realized loss would be reflected in CLNC’s Core Earnings and, as a result, the Company’s Core FFO. Refer to CLNC’s and NRE's respective filings with the SEC for the definition and calculation of Core Earnings and CAD.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance. Additionally, Core FFO excludes the impact of certain fair value fluctuations, which, if they were to be realized, could have a material impact on the Company’s operating performance. The Company also presents Core FFO excluding gains and losses from sales of certain investments as well as its share of similar adjustments for CLNC. The Company believes that such a measure is useful to investors as it excludes periodic gains and losses from sales of investments that are not representative of its ongoing operations.

Net Operating Income (“NOI”)
NOI for our real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

The Company believes that NOI is a useful measure of operating performance of its respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI excludes historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI provides a measure of operating performance independent of the Company’s capital structure and indebtedness. However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

NOI before Reserve for Furniture, Fixtures and Equipment Expenditures (“NOI before FF&E Reserve”)
For our hospitality real estate segment, NOI before FF&E Reserve represents NOI before the deduction of reserve contributions for the repair, replacement and refurbishment of furniture, fixtures, and equipment ("FF&E"), which are typically 4% to 5% of revenues, and required under certain debt agreements and/or franchise and brand-managed hotel agreements.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Second Quarter 2019 Conference Call
The Company will conduct a conference call to discuss the financial results on Friday, August 9, 2019 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting August 9, 2019, at 10:00 a.m. PT / 1:00 p.m. ET, through August 16, 2019, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13692364. International callers should dial (412) 317-6671 and enter the same conference ID number.

Corporate Overview and Supplemental Financial Report
A Second Quarter 2019 Corporate Overview and Supplemental Financial Report is available on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment management firm with assets under management of $55 billion, which includes approximately $14 billion of assets under management from Digital Bridge, a leading global investment manager of digital infrastructure assets including cell towers, small cells, fiber and data centers. The Company manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, and traded and non-traded real estate investment trusts. The Company has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC) and NorthStar Realty Europe Corp. (NYSE: NRE), which are both externally managed by subsidiaries of the Company; and (c) various other equity and debt investments. The Company is headquartered in Los Angeles with key offices in Boca Raton, New York, Paris and London, and has over 450 employees across 21 locations in 13 countries as a result of the business combination with Digital Bridge. For additional information regarding the Company and its management and business, please refer to www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, our ability to achieve anticipated compensation and administrative cost savings pursuant to our corporate restructuring and reorganization plan, in the timeframe expected or at all, the Company’s ability to realize anticipated benefits from its strategic initiatives, including the acquisition of DBH, the potential sale of our industrial platform, the acquisition of a Latin American private equity platform, and the formation of certain other investment management platforms, including any impact of such initiatives on our company’s growth and earnings profile, the impact of changes to the Company’s management, employee and organizational structure, including the implementation and timing of CEO succession plans, the Company’s ability to complete a sale of its industrial portfolio, including the related management platform, on favorable terms, within the timeframe contemplated, or at all, the Company’s use of any proceeds received from a sale of its industrial portfolio if completed, whether the pending sale of NorthStar Realty Europe Corp. (“NRE”), including the anticipated termination of the Company’s management contract with NRE, will be completed within the timeframe and manner contemplated, or at all, Digital Colony’s ability to complete the pending acquisition of Zayo Group Holdings, Inc. on the terms contemplated or at all, the Company’s financial flexibility, including borrowing capacity under its revolving credit facility, the Company's ability to grow its investment management business, the timing, pace of growth and performance of the Company's industrial platform, the performance of the Company’s investment in Colony Credit Real Estate, Inc. (“CLNC”), the Company’s ability to maintain or create future permanent capital vehicles under its management, the level of the Company’s commitments to its managed vehicles, whether the Company will realize any anticipated benefits from the CRC strategic joint venture, including the Company’s ability to syndicate its investment to third parties, the Company’s ability to complete certain anticipated sales of healthcare assets, the Company's portfolio composition, Colony Capital’s liquidity, including its ability to continue to generate liquidity by additional sales of assets in its Other Equity and Debt segment, the Company's expected taxable income and net cash flows, excluding the contribution of gains, whether the Company will maintain or produce higher Core FFO per share (including or excluding gains and losses from sales of certain investments) in the coming quarters, or ever, the Company’s ability to maintain or grow the dividend at all in the future, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc. and other managed companies, whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, including whether any redeployment of capital will generate higher total returns, the timing of and ability to complete repurchases of Colony Capital’s stock, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, the ability of the Company to refinance certain mortgage debt on similar terms to those currently existing or at all, whether the Company will benefit from the combination of its broker-dealer business with S2K Financial, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, increased costs of capital expenditures, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	June 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$353,984	$461,912
Restricted cash	336,491	364,605
Real estate, net	10,348,430	10,826,010
Loans receivable, net	1,487,611	1,659,217
Equity and debt investments	2,373,690	2,529,747
Goodwill	1,514,561	1,514,561
Deferred leasing costs and intangible assets, net	372,351	445,930
Assets held for sale	5,205,340	3,967,345
Other assets	621,673	400,143
Due from affiliates	44,407	45,779
Total assets	$22,658,538	$22,215,249
Liabilities
Debt, net	$8,739,667	$8,975,372
Accrued and other liabilities	1,020,709	634,144
Intangible liabilities, net	100,730	147,470
Liabilities related to assets held for sale	2,168,168	1,218,495
Dividends and distributions payable	84,221	84,013
Total liabilities	12,113,495	11,059,494
Commitments and contingencies
Redeemable noncontrolling interests	7,945	9,385
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,436,605 liquidation preference; 250,000 shares authorized; 57,464 shares issued and outstanding	1,407,495	1,407,495
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 487,013 and 483,347 shares issued and outstanding, respectively	4,870	4,834
Class B, 1,000 shares authorized; 734 shares issued and outstanding	7	7
Additional paid-in capital	7,621,655	7,598,019
Distributions in excess of earnings	(2,699,276)	(2,018,302)
Accumulated other comprehensive income	26,967	13,999
Total stockholders’ equity	6,361,718	7,006,052
Noncontrolling interests in investment entities	3,861,047	3,779,728
Noncontrolling interests in Operating Company	314,333	360,590
Total equity	10,537,098	11,146,370
Total liabilities, redeemable noncontrolling interests and equity	$22,658,538	$22,215,249

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues
Property operating income	$488,788	$518,953	$947,686	$1,006,046
Interest income	35,055	44,121	81,125	107,443
Fee income	35,433	38,290	66,461	73,818
Other income	14,163	14,124	26,226	24,778
Total revenues	573,439	615,488	1,121,498	1,212,085
Expenses
Property operating expense	279,240	300,191	549,982	585,150
Interest expense	141,738	142,453	276,627	281,152
Investment and servicing expense	20,017	25,891	38,466	44,470
Transaction costs	318	2,641	2,822	3,357
Placement fees	—	1,170	309	1,293
Depreciation and amortization	109,382	105,414	220,734	220,174
Provision for loan loss	15,003	13,933	18,614	19,308
Impairment loss	84,695	69,660	110,317	223,058
Compensation expense
Cash and equity-based compensation	42,430	52,527	73,947	99,616
Carried interest and incentive fee compensation	1,146	—	2,418	—
Administrative expenses	20,146	23,536	42,531	46,969
Total expenses	714,115	737,416	1,336,767	1,524,547
Other income (loss)
Gain on sale of real estate assets	6,077	42,702	35,530	58,853
Other gain (loss), net	(89,506)	28,798	(138,575)	104,054
Equity method earnings (losses)	(259,288)	(775)	(225,225)	29,307
Equity method earnings—carried interest	1,836	—	6,732	—
Loss before income taxes	(481,557)	(51,203)	(536,807)	(120,248)
Income tax benefit (expense)	(2,585)	531	(3,783)	33,324
Loss from continuing operations	(484,142)	(50,672)	(540,590)	(86,924)
Income (loss) from discontinued operations	(504)	7,764	25,789	16,858
Net loss	(484,646)	(42,908)	(514,801)	(70,066)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	509	1,873	1,953	1,177
Investment entities	(13,414)	26,360	36,574	45,603
Operating Company	(29,989)	(5,728)	(36,600)	(10,106)
Net loss attributable to Colony Capital, Inc.	(441,752)	(65,413)	(516,728)	(106,740)
Preferred stock redemption	—	(3,995)	—	(3,995)
Preferred stock dividends	27,138	31,388	54,275	62,775
Net loss attributable to common stockholders	$(468,890)	$(92,806)	$(571,003)	$(165,520)
Basic loss per share
Loss from continuing operations per basic common share	$(0.98)	$(0.20)	$(1.21)	$(0.35)
Net loss per basic common share	$(0.98)	$(0.19)	$(1.19)	$(0.33)
Diluted loss per share
Loss from continuing operations per diluted common share	$(0.98)	$(0.20)	$(1.21)	$(0.35)
Net loss per diluted common share	$(0.98)	$(0.19)	$(1.19)	$(0.33)
Weighted average number of shares
Basic	479,228	488,676	479,577	509,562
Diluted	479,228	488,676	479,577	509,562

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Net loss attributable to common stockholders	$(468,890)	$(571,003)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(29,989)	(36,600)
Real estate depreciation and amortization	159,496	313,898
Impairment of real estate	87,600	113,222
Gain from sales of real estate	(7,088)	(62,322)
Less: Adjustments attributable to noncontrolling interests in investment entities	(88,705)	(123,979)
FFO attributable to common interests in Operating Company and common stockholders	(347,576)	(366,784)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	3,285	(7,850)
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	19,878	22,420
CLNC Core Earnings & NRE Cash Available for Distribution adjustments (2)	265,794	251,806
Equity-based compensation expense	9,385	16,738
Straight-line rent revenue and expense	(6,766)	(12,261)
Amortization of acquired above- and below-market lease values, net	(3,458)	(7,324)
Amortization of deferred financing costs and debt premiums and discounts	24,686	42,998
Unrealized fair value losses on interest rate and foreign currency hedges, and foreign currency remeasurements	89,133	147,276
Acquisition and merger-related transaction costs	1,283	4,178
Merger integration and restructuring costs (3)	361	1,130
Amortization and impairment of investment management intangibles	6,911	15,573
Non-real estate depreciation and amortization	1,565	3,142
Amortization of gain on remeasurement of consolidated investment entities	28	3,807
Deferred tax benefit, net	(2,204)	(4,867)
Less: Adjustments attributable to noncontrolling interests in investment entities	(5,170)	(5,134)
Core FFO attributable to common interests in Operating Company and common stockholders	$57,135	$104,848

FFO per common share / common OP unit (4)	$(0.67)	$(0.71)
FFO per common share / common OP unit—diluted (4)(5)	$(0.67)	$(0.71)
Core FFO per common share / common OP unit (4)	$0.11	$0.20
Core FFO per common share / common OP unit—diluted (4)(5)(6)	$0.11	$0.20
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (4)	518,441	516,976
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (4)(5)	518,441	516,976
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (4)(5)(6)	518,993	517,846
__________

(1)
For the three months ended June 30, 2019, net of $3.1 million consolidated or $1.0 million CLNY OP share and for the six months ended June 30, 2019, net of $46.5 million consolidated or $25.3 million CLNY OP share of depreciation, amortization and impairment charges previously adjusted to calculate FFO and Core Earnings.

(2)
Represents adjustments to align the Company’s Core FFO with CLNC’s definition of Core Earnings and NRE’s definition of Cash Available for Distribution (“CAD”) to reflect the Company’s percentage interest in the respective company’s earnings. These adjustments include provisions for loan losses, realized gains and losses, the Company's recognition of other-than-temporary impairment of its investment in CLNC, plus other differences that are included/excluded in CLNC’s core earnings and NRE’s CAD.

(3)
Merger integration and restructuring costs represent costs and charges incurred during the integration of Colony, NSAM and NRF and from the corporate restructuring and reorganization plan. These integration and restructuring costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the merger integration and restructuring and reorganization plan. The majority of these costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)	Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.

(5)
For the three and six months ended June 30, 2019, excluded in the calculation of diluted FFO and Core FFO per share is the effect of adding back interest expense associated with convertible senior notes and weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes as the effect of including such interest expense and common share equivalents would be antidilutive.

(6)
For the three months ended June 30, 2019, included in the calculation of diluted Core FFO per share are 459,800 weighted average performance stock units, which are subject to both a service condition and market condition, and 92,700 weighted average shares of non-participating restricted stock. For the six months ended June 30, 2019, included in the calculation of diluted Core FFO per share are 755,700 weighted average performance stock units, which are subject to both a service condition and market condition, and 115,200 weighted average shares of non-participating restricted stock.

COLONY CAPTITAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI
The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI and (2) a reconciliation of such segments' net income (loss) for the three months ended June 30, 2019 to NOI:

	Three Months Ended June 30, 2019
(In thousands)	Healthcare	Industrial(1)	Hospitality
Total revenues	$145,896	$92,969	$227,080
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(4,817)	(4,067)	316
Interest income	—	(119)	(6)
Other income	(36)	—	(3)
Property operating expenses (2)	(63,924)	(25,669)	(144,691)
Compensation and administrative expense (2)	—	(875)	—
NOI(3)	$77,119	$62,239	$82,696
_________

(1)	Industrial financial results are classified as discontinued operations on the Company's consolidated statement of operations for the three months ended June 30, 2019.

(2)
For healthcare and hospitality, property operating expenses include property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

(3)	For hospitality, NOI is before FF&E Reserve.

	Three Months Ended June 30, 2019
(In thousands)	Healthcare	Industrial(1)	Hospitality
Net income (loss)	$(81,520)	$(2,663)	$(3,505)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	(4,817)	(4,067)	316
Interest income	—	(119)	(6)
Interest expense	57,135	19,726	41,591
Transaction, investment and servicing costs	9,097	8	2,712
Depreciation and amortization	40,778	45,360	37,008
Impairment loss	51,324	—	420
Compensation and administrative expense	2,301	4,192	2,183
Gain on sale of real estate	—	(547)	(140)
Other (gain) loss, net	2,261	49	114
Other income	(36)	—	(3)
Income tax (benefit) expense	596	300	2,006
NOI(2)	$77,119	$62,239	$82,696
_________

(1)	Industrial financial results are classified as discontinued operations on the Company's consolidated statement of operations for the three months ended June 30, 2019.

(2)	For hospitality, NOI is before FF&E Reserve.

The following table summarizes second quarter 2019 net income (loss) by segment:

(In thousands)	Net Income (Loss)
Healthcare	$(81,520)
Industrial	(2,663)
Hospitality	(3,505)
CLNC	(267,912)
Other Equity and Debt	(4)
Investment Management	4,009
Amounts Not Allocated to Segments	(133,051)
Total Consolidated	$(484,646)